Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 11, 2022 between Marilyn Elson (the “Executive”) and NEXALIN TECHNOLOGY INC. (the “Company”).

WHEREAS, the Company would like to employ the Executive as its Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the future employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.          Employment Term. Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the three (3) year period commencing on January 1, 2022 and ending on December 31, 2024 (the “Employment Term”), with an option for the Company and the Executive to extend the term for an additional two (2) year period no later than sixty (60) days prior to the expiration of the initial Employment Term.

2.          Duties and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. She shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with her title and position. The Executive shall devote her time, energy and attention to the business of the Company; it being understood that Executive’s employment hereunder shall not preclude her working on other non-competitive business matters that do not interfere with her duties hereunder.

3.          Compensation.

(a)         Basic Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual compensation of $360,000 per annum, less any withholding required by law, payable in cash monthly or on such more frequent schedule as the Company may elect.

(b)         Specified Employee. If the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (or any successor provision), no payment under this Section 4 in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee”).

4.          Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

5.          Other Benefits. The Executive shall be entitled to the following additional benefits:

(a)         two (2) weeks of paid vacation during each year of the term; it being understood and agreed that Executive shall be entitled to take such additional paid vacation time as does not interfere with the performance of her duties hereunder and as are not reasonably objected to by the Company’s Board of Directors.

(b)         Paid holidays in accordance with the Company’s usual holiday schedule.

(c)         Such major medical and dental coverage benefits and long-term disability group plan coverage generally available to the Company's officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.

(d)         The Company shall reimburse the Executive for such ordinary and necessary business-related expenses as shall be incurred by the Executive in the course of the performance of her duties under this Agreement.

6.          Termination. The Executive's employment hereunder may be terminated under the following circumstances:

(a)        The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable her from performing her duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which she is receiving payment under this Agreement.

(b)         This Agreement shall terminate upon the death of Executive.

(c)         The Company may terminate this Agreement at any time for “Cause” because of (i) her being convicted of criminal charges or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company; (ii) Executive’s material breach of any term of this Agreement; or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.

(d)         The Executive may terminate her employment for “Good Reason” on five days written notice if:

(i)	she is assigned, without her express written consent, any duties inconsistent with her positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in her reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of her employment by her without Good Reason; or

(ii)	her compensation is reduced.

(d)         Upon termination of Executive’s employment by Executive or by the Company, for any reason or for no reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations, and copies thereof, in whatever medium, which are the property of the Company or its affiliates or which relate in any relevant, meaningful way to the business, products, practices, techniques, customers, suppliers, functions or operations of the Company or its affiliates, and all other property and Confidential Information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company or its affiliates, which in any of these cases are in her possession or under her control.

7.          Nondisclosure; Noncompetition.

(a)         The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

(b)         During her employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than twenty-five percent (25%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

(c)        During her employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by her during her employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

(d)        In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 7 of this Agreement shall survive such termination.

8.          Inventions.

(a)         The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during her employment with Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of her employment or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to her term of employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to her term of employment, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(b)         In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

9.          Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

10.        Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11.      Applicable Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

12.      Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

13.      Remedies.

(a)         In the event of a breach or threatened breach of any of the Executive's covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

(b)         Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

(c)         If the Company terminates this Agreement at any time without Cause (as defined above in Section 7(c)) or the Executive terminates her employment for a Good Reason (as defined above in Section 7(d)), after the second anniversary of this Agreement, the Executive shall be entitled under this Section 14(c) to receive an amount equal to the amount of the compensation payments that, but for her termination of employment, would have been payable to the Executive under Section 4(a) for the remaining period of the Employment Term.

(d)         The above amounts shall be deemed liquidated damages, and not a penalty. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of her termination of employment.

14.       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:	Nexalin Technology Inc.
1776 Yorktown
Suite 550
Houston, TX 77056
Attention: Mark White, CEO

with a copy to:	Warhsaw Burstein LLP
575 Lexington Avenue
New York, New York 10022
Attention: Martin Siegel, Esq.

If to the Executive

addressed to:	Marilyn Elson
32 Camlet Court
Roseland, NJ 07068

or to such other address as the one party shall specify to the other party in writing.

15.      Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NEXALIN TECHNOLOGY INC.

By:	s/Mark White
Name:	Mark White
Title:	Chief Executive Officer

s/Marilyn Elson
Marilyn Elson